                                                                     Exhibit 4.7
                                                                     -----------

                               Dated 25 June 2002
             ------------------------------------------------------




                                NETEASE.COM, INC

                                      and

                                  MICHAEL TONG

             ------------------------------------------------------



                               EMPLOYMENT CONTRACT

                                       FOR

                               EXECUTIVE DIRECTOR

             ------------------------------------------------------

THIS AGREEMENT is made this 25th day of June, 2003

BETWEEN

NetEase.com, Inc which business address is 1901, Tower E3, Oriental Plaza, Beijing, PRC 100738 (hereinafter called "the Employer") of the one part, and the person whose name and address are set out in the Schedule hereto (hereinafter called "the Employee") of the other part.

NOW IT IS AGREED as follows:

1.   Interpretation

1.1  In this Agreement:

     (i) unless the context otherwise requires, words herein denoting one gender include all other genders and words denoting the singular include the plural and vice versa;

     (ii) any reference to a statutory provision shall be deemed to include a reference to any modification or re-enactment of it;

     (iii) the clause headings do not form part of the terms and conditions of this Agreement and shall not be taken into account in construing or interpreting this Agreement;

     (iv) reference in this Agreement to any clause, sub-clause, schedule, exhibit or paragraph without further designation shall be construed as references to the clause, sub-clause, schedule, exhibit or paragraph of this Agreement so numbered; and

     (v) any clause that is invalid or unenforceable because of any legislation or ruling of any court of competent jurisdiction shall not render the whole Agreement void but shall only be:

          (a) varied to such an extent so as to make it valid and enforceable without affecting other clauses, or

          (b) if variation is impossible, excluded from this Agreement as if it had not existed at the time of signing of this Agreement while the other clauses remain valid and subsisting.

2.   Job Title and Commencement

2.1 The Employer shall employ the Employee in the capacity and from the date of commencement set out in the Schedule upon the terms and conditions hereinafter set out.

2.2 The Employee shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to the Employee by the Employer. The Employee shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Employer's sole discretion.

2.3 Except upon the prior written consent of the Employer, the Employee will not, during the term of this Agreement, (i) accept any other employment, or
     (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with the Employee's duties and responsibilities hereunder or create a conflict of interest with the Employer.

2.4 The Employee represents and warrants that the Employee's execution of this Agreement, the Employee's employment with the Employer, and the performance of the Employee's proposed duties under this Agreement shall not violate any obligations the Employee may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

3.   Place of Work

3.1 The normal place of work for the Employee will be the office of the Employer as it may change from time to time; provided, however that the Employee shall travel and work both in Hong Kong and abroad, as may be required for the proper fulfillment of his duties.

4.   Hours of Employment

4.1 The Employee's normal hours of employment shall be the usual office hours of the Employer that the Employer shall from time to time set for each day.

4.2 The Employer can at any time require the Employee to work such hours outside the normal hours of employment as considered by the Employer at its sole discretion to be necessary for the efficient discharge of the duties of the Employee.

5.   Remuneration

5.1 The Employer shall pay to the Employee such remuneration set out in the Schedule. The Employee's base remuneration will be reviewed from time to time in accordance with the established procedures of the Employer for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Employer.

5.2 The Employee may also receive a bonus at such time and in such amount that the Employer may at its sole discretion fix. The Employee is only entitled to receive such a bonus when the Employee is in the employ of the Employer at the time when the Employer pays such bonus and the Employee has no right to ask for or demand the Employer to pay any bonus on pro-rata basis.

5.3 The Employee shall be entitled to participate in the benefits made generally available by the Employer to similarly situated employees, in accordance with the benefit plans established by the Employer, and as the same may be amended from time to time in the Employer's sole discretion.

5.4 The Employer shall reimburse the Employee for reasonable business expenses incurred in the performance of the Employee's duties hereunder in accordance with the Employer's expense reimbursement guidelines.

6.   Tax Equalization

6.1 The Employer shall provide tax equalization benefit to the Employee. Under the tax equalization arrangements, the Employer will be responsible for the Employee's PRC individual income tax on the Employee's base remuneration and the Employee will be responsible for a hypothetical Hong Kong Salary Tax attributable to the base remuneration.

6.2 The hypothetical tax is the amount payable by the Employee to the Employer which is equivalent to the amount of the Hong Kong Salary Tax attributable to the Remuneration payable by the Employee to the Hong Kong Tax Authority had the Employee remained in Hong Kong for the Employment. The tax rate for calculating the hypothetical tax is fixed at 15%, which is equal to the Hong Kong Salaries Tax Standard Rate at the time when both parties signed the Employment Contract. The hypothetical tax rate will not change with any subsequent amendments in the Hong Kong Salary Tax Standard Rate.

6.3 The Employee is fully responsible for the Employee's PRC individual income tax on all share based compensation, including all related benefits of shares options and share grants, which have a vesting schedule.

6.4 The Employer is fully responsible for the Employee's PRC individual income tax on the Employee's other cash remuneration. For the avoidance of doubt, the Employee's other cash remuneration includes year-end bonus, special bonus, incentive payments, cash and living allowances and commissions.

7.   Holidays

7.1 The Employee is entitled, in addition to the PRC statutory public holidays, to take the number of working days set out in the Schedule as paid holiday in each holiday year, the holiday year being the period set out in the Schedule.

7.2 If the Employee's employment commences or terminates part way through the holiday year, his entitlement to holidays during that year will be assessed on a pro-rata basis.

7.3 Holidays must be taken at times convenient to the Employer and sufficient notice of intention to take holiday must be given to the Employee's manager.

7.4 Holiday entitlement unused at the end of a holiday year cannot be carried over into the next holiday year.

7.5  Upon termination of employment,

     (i) the Employer shall be entitled to make deductions from the Employee's final pay for any holidays taken in excess of the Employee's proportionate annual holiday entitlement; and

     (ii) the Employee shall be entitled to pro rata payment in lieu of any unused annual holiday entitlement provided; however, that the Employer may, in its absolute discretion, require that the Employee take all accrued but unused annual holiday entitlement prior to the termination of the employment.

7.6 A day's holiday pay for the purpose of this clause shall be calculated by dividing 12 months total salary at the monthly rate at the time of calculation by 365 days.

8.   Sickness

8.1 In the event of absence on account of sickness or injury the Employee (or someone on his behalf) must inform the Employer of the reason for the Employee's absence as soon as possible and must do so not later than 10:00 a.m. on the date on which absence first occurs.

8.2 The Employee must produce to the Employer a medical certificate stating the reason for absence on the first day that the Employee resumes working when the sick leave lasts for 3 days or less and within the 4th calendar day of absence when the absence lasts for more than 3 days, and thereafter provide a like certificate each week to cover the subsequent period of absence.

8.3 The Employee will be paid his statutory sick pay for days of absence on account of sickness or injury in accordance with Section 33 of the Employment Ordinance of the Laws of Hong Kong. Entitlement to payment is subject to notification of absence and production of medical certificates in accordance with Clauses 8.1 and 8.2.

9.   Termination of Employment

9.1  The employment of the Employee may be terminated:

     (i) by the Employee on giving to the Employer not less than such period of notice set out in the Schedule written notice of resignation from employment;

     (ii) by the Employer on giving to the Employee written notice, or at the discretion of the Employer payment in lieu of such notice, for such period set out in the Schedule;

     (iii) by the Employer without notice or payment in lieu of notice for the occurrence of any event set out in Section 9 of the Employment Ordinance giving to the Employer a right to terminate the employment without notice.

9.2 Following any termination of employment, the Employee shall cooperate with the Employer in the winding up of pending work on behalf of the Employer and the orderly transfer of work to other employees. The Employee shall also cooperate with the Employer in the defense of any action brought by any third party against the Employer that relates to the Employee's employment by the Employer.

9.3 Except in situations where the Employee's employment is terminated by death, disability or pursuant to Sub-clause 9.1(iii), in the event the Employer terminates the employment of the Employee at anytime, the Employee will be eligible to receive an amount equal to 3 months of the then-current Base Remuneration of the Employee payable in the form of salary continuation. The Employee's eligibility for severance may be conditioned on the Employee having first signed a release agreement. The Employee shall not be entitled to any severance payments if the Employee's employment is terminated by death, disability or pursuant to Sub-clause 9.1(iii) or if the Employee's employment is terminated by the Employee.

10.  Relocation Allowance

     Upon termination of employment, the Employee is entitled to a cash relocation allowance of the amount specified in the Schedule, provided that the Employee completed one full year service starting from the commencement date of this employment contract, or termination by Employer.

11.  Non-Competition

11.1 For the period of six months following the termination of the employment, the Employee shall not, either alone or jointly with another or others, whether as principal, agent, consultant, director, partner, shareholder, employee or in any other capacity, whether directly or indirectly through any other person, firm or company, and whether for his own benefit or that of others, save as the beneficial owner of shares or other securities of a body corporate whose shares are quoted on a recognized stock exchange and which when aggregated with shares or securities beneficially owned by his spouse, children, step-children, parents and parents' children total no more than five percent of any single class of shares or securities in such body corporate, be engaged or concerned or interested in or carry on any business conducted in Hong Kong and the PRC which competes with any business carried on by the Employer or its affiliates at the date of such termination and in which the Employee was involved at any time during the last two years of the employment or in relation to which the Employee acquired any confidential information during the course of the employment. For the purposes of this Agreement, a competitive business is any business in the filed of information technology relating to media placement, on-line advertising, e-commerce, wireless value-added services, online games or internet marketing.

12.  Inventions and Proprietary Information Agreement

12.1 The Employee agrees to sign and be bound by the terms of the Proprietary Information and Inventions Agreement, which is attached hereto as Exhibit B ("Proprietary Information Agreement").

13.  Amendments, Interpretation and Waiver

13.1 This Agreement may be amended only a written agreement signed by the Employee and a duly authorized representative of the Employer. This Agreement has been reviewed by the Employee and the Employer and shall be deemed to be the product of the parties. The Employee agrees that he intends the literal words of the Agreement and that no parole evidence shall be necessary or appropriate to establish the Employee's actual intentions. Failure to exercise any right under this Agreement shall not constitute a waiver of such right.

14.  Jurisdiction and Applicable Law

14.1 This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, and the parties hereto submit to the non-exclusive jurisdiction of the Hong Kong court.

15.  Obligations Survive Termination of Employment

15.1 Employee agrees that any and all of Employee's obligations under this agreement which are capable of operation after the termination of employment, including but not limited to those contained in Clauses 10 to 12, shall survive the termination of employment and the termination of this Agreement.

16.  Counterparts

16.1 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

17.  Authority

17.1 Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

18.  Entire Agreement

18.1 This Agreement, along with any other agreements specifically referenced herein including the Proprietary Information Agreement, is intended to be the final, complete, and exclusive statement of the terms of Employee's employment by the Employer and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein. To the extent that the practices, policies or procedures of the Employer, now or in the future, apply to the Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Except as expressly provided in an amendment executed in accordance with Clause 13 above, any subsequent change in Employee's duties, position, or compensation will not affect the validity or scope of this Agreement.


SIGNED for and on behalf of the Employer by            )
                                                       )
its authorized representative                          )     /s/ Ted Sun
                                                       )
                                                       )



SIGNED by the Employee                                 )
                                                       ) /s/ Michael Tong
                                                       )

                                    SCHEDULE

Name                    : Michael Tong

Address                 : 4B Linden Height, 11 Boyce Road, Hong Kong

Job Title               : Executive Director

Date of                 : 25 June 2003
Commencement

Base Remuneration       : US$14,000 per month payable in arrears at the end of
                          each calendar month

Share  Options          : The Employee will be granted options to purchase
                          100,000 ADRs the exercise price equals to the closing price of the actual joining date and the vesting period is over 4 years period at 25% each year commencing from the joining date

Housing Allowance       : Not more than US$2,500 per month (on an actual basis)

Holiday year            : from 1st January to 31st December

Number of Paid          : 15 days
holidays (in
additional to the PRC
statutory public
holidays

Notice Period for       : 3 month's prior notice in writing
termination by
Employee

Notice Period for       : 3 month's prior notice in writing.
termination by
Employer

                                    EXHIBIT A

                       TERMINATION CERTIFICATE CONCERNING
                         COMPANY PROPRIETARY INFORMATION
                         -------------------------------

         This is to certify that I have returned all property of NetEase.com, Inc. (the "Company"), including, without limitation, all source code listings, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents and materials, Proprietary Information, and equipment furnished to or prepared by me in the course of or incident to my employment with the Company, and that I did not make or distribute any copies of the foregoing.

         I further certify that I have reviewed the Company's Proprietary Information Agreement ("Agreement") signed by me and that I have complied with and will continue to comply with each and all of its terms and conditions, including without limitation: (i) the reporting of any and all ideas, concepts, inventions, discoveries, developments, know-how, structures, designs, formulas, algorithms, methods, products, processes, systems and technologies; any and all patents, patents pending, copyrights, moral rights, trademarks and any other intellectual property rights therein; and any and all improvements, modifications, derivative works from, other rights in and claims related to any of the foregoing under the laws of any jurisdiction, conceived or developed by me alone or with others and covered by the Agreement and (ii) the preservation as confidential all Proprietary Information pertaining to the Company. This certificate in no manner limits my responsibilities or the Company's rights under the Agreement.

         On termination of my employment with the Company, I will be employed by _____________________ [Name of New Employer] [in the ______________ division]
and I will be working in connection with the following projects:

         [generally describe the projects]

________________________________________________________________________________

________________________________________________________________________________


         Date:____________


                                                ________________________________
                                                Employee Name


                                                ________________________________
                                                Employee Signature

                                    EXHIBIT B

                        PROPRIETARY INFORMATION AGREEMENT
                        ---------------------------------

         In consideration of my employment by NetEase.com, Inc., a Cayman Island incorporated company, (the "Company"), I hereby agree to the following restrictions and obligations placed on my use and development of information, technology, ideas, inventions and other materials:

1.   Proprietary Information

1.1 Restrictions on Proprietary Information. I agree that, during my employment and at all times thereafter, I will hold the Proprietary Information of the Company in strict confidence and will neither use the information nor disclose it to anyone, except to the extent necessary to carry out my responsibilities as an employee of the Company or as specifically authorized in writing by a duly authorized officer of the Company other than me. I understand that "Proprietary Information" means all information pertaining in any manner to the business of the Company or its affiliates, consultants, customers, business associates or members, unless (i) the information is or becomes generally known to the public through lawful means and through no fault of mine; (ii) the information was part of my general knowledge prior to the initial disclosure of the information by the Company or any person under a duty of confidentiality; or (iii) the information is disclosed to me without restriction by a third party who rightfully possesses the information and is under no duty of confidentiality. This definition of "Proprietary Information" includes but is not limited to any and all (a) technical or engineering information, know-how, computer codes, programs, tools, data, designs, diagrams, plans, specifications, trade secrets, inventions, concepts, structures, improvements, products, patents pending, prototypes, processes, formulas, algorithms, methods, techniques, works in process, systems, technologies or applications; (b) financial and other information about costs, profits, markets, sales, customers, subscribers, members, and bids; (c) plans for business, marketing, future development and new product concepts; and (d) employee personnel files and information about employee compensation and benefits; in any form and whether or not labeled or identified as confidential or proprietary. I agree that I will have the burden of proving the applicability of any of the foregoing exceptions.

1.2 Location and Reproduction. I agree to maintain at my work station and/or any other place under my control only such Proprietary Information as I have a current "need to know." I agree to return to the appropriate person or location or otherwise properly dispose of Proprietary Information once that need to know no longer exists. I also agree not to make copies or otherwise reproduce Proprietary Information unless there is a legitimate business need for reproduction.

1.3 Prior Actions and Knowledge. Except as disclosed on Exhibit B-1 to this Agreement, I have no knowledge about the Company's business or Proprietary Information, other than information I have learned from the Company in the course of being hired and employed.

1.4 Third Party Information. I recognize that the Company has received and will receive confidential or proprietary information from third parties. I will hold all such information in the strictest confidence and will not use the information or disclose it to anyone (except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party).

1.5 Interference with Business. I acknowledge that because of my position in the Company, I will have access to the Company's confidential information and trade secrets. I agree that during my employment with the Company and for a period of one (1) year after termination of my employment with the Company, I shall not directly or indirectly (i) divert or attempt to divert from the Company (or any affiliate) any business of any kind, including without limitation the solicitation of or interference with any of its customers, clients, members, business partners or suppliers or (ii) solicit, induce, recruit or encourage any person employed by the Company to terminate his or her employment.

2.   Inventions

2.1 Assignment of Inventions. I agree to assign and transfer to the Company, without further consideration, my entire right, title and interest (throughout Hong Kong, the United States and in all other countries or jurisdictions), free and clear of all liens and encumbrances, in and to all Inventions. Such assignment and transfer to the Company shall be continuous during my employment as of the relevant time of development of each such Invention. The Company may, in its sole discretion, agree to provide consideration for certain Inventions through a written agreement between the Company and the undersigned which specifically provides for such consideration; in all other cases, no consideration shall be paid. The Inventions shall be the sole property of the Company, whether or not copyrightable or patentable or in a commercial stage of development. In addition, I agree to maintain adequate and current written records on the development of all Inventions, which shall also remain the sole property of the Company.

2.2 Inventions. "Inventions" collectively means any and all ideas, concepts, inventions, discoveries, developments, know-how, structures, designs, formulas, algorithms, methods, products, processes, systems and technologies in any stage of development that are conceived, developed or reduced to practice by me alone or with others; any and all patents, patents pending, copyrights, moral rights, trademarks and any other intellectual property rights therein; and any and all improvements, modifications, derivative works from, other rights in and claims related to any of the foregoing under the laws of any jurisdiction; except Inventions excluded in Exhibit B-1.

2.3 Moral Rights. To the extent allowed by law, this assignment of inventions includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights," "artist's rights," "droit moral," or the like (collectively "Moral Rights"). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by the Company.

2.4 License for Other Inventions. If, in the course of my employment with the Company, I incorporate into Company property an invention owned by me or in which I have an interest, the Company is hereby granted a nonexclusive, royalty-free, irrevocable, perpetual and transferable license throughout the universe to make, use, import, sell, copy, distribute, display, perform (whether or not publicly) such invention as part of and in connection with the Company property.

2.5 Assist With Registration. In the event any Invention shall be deemed by the Company to be copyrightable or patentable or otherwise registrable, I will assist the Company (at its expense) in obtaining and maintaining letters patent or other applicable registrations and in vesting the Company with full title. Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention, due to my in capacity or any other cause, I hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as my agent and attorney-in-fact to do all lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protection with the same force and effect as if executed and delivered by me.

2.6 Disclosure. I agree to disclose promptly to the Company all Inventions and relevant records. I further agree to promptly disclose to the Company any idea that I do not believe to be an Invention, but is conceived, developed, or reduced to practice by me (alone or with others) while I am employed by the Company or during the one-year period following termination of my employment. I will disclose the idea, along with all information and records pertaining to the idea, and the Company will examine the disclosure in confidence to determine if in fact it is an Invention subject to this Agreement.

2.7 Post-Termination Period. I agree that any idea, invention, writing, discovery, patent, copyright, or trademark or similar item, or improvement shall be presumed to be an Invention if it is conceived, developed, used, sold, exploited, or reduced to practice by me or with my aid within one (1) year after my termination of employment with the Company. I can rebut the above presumption if I prove that the idea, invention, writing, discovery, patent, copyright, or trademark or similar item, or improvement is not an Invention covered by this Agreement.

3.   Former or Conflicting Agreements

3.1 Former Agreements. I represent and warrant that my performance of the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me prior to my employment by the Company. I have listed in Exhibit B-1 all other agreements concerning proprietary information or inventions to which I am a party and attached copies of any agreements in my possession. To the best of my knowledge, there is no other contract between me and any other person or entity that is in conflict with this Agreement or concerns proprietary information, inventions or assignment of ideas.

3.2 Prohibition on Use of Third Party Information. I represent and warrant and covenant that I will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any. I acknowledge and agree that any violation of this provision shall be grounds for my immediate termination and could subject me to substantial civil liabilities and criminal penalties. I further specifically and expressly acknowledge that no officer or other employee or representative of the Company has requested or instructed me to disclose or use any such third party proprietary information or trade secrets.

4.   Termination

4.1 Return of the Company's Property. I agree to promptly return to the Company upon termination of my employment all Proprietary Information and all personal property furnished to or prepared by me in the course of or incident to my employment. Following my termination, I will not retain any written or other tangible material containing any Proprietary Information or information pertaining to any Invention.

4.2 Termination Certificate. In the event of the termination of my employment, I agree, if requested by the Company, to sign and deliver the Termination Certificate attached as to the Employment Contract for Executives as Exhibit A.

4.3 Subsequent Employers. I agree that after the termination of my employment with the Company, I will not enter into any agreement that conflicts with my obligations under this Agreement and will inform any subsequent employers of my obligations under this Agreement.

5.   No Implied Employment Rights

     I recognize that nothing in this Agreement shall be construed to imply that my employment is guaranteed for any period of time. Unless stated in a written agreement signed by a duly authorized officer of the Company, my employment is for an indefinite duration and at-will, and either the Company or I can terminate our employment relationship at any time, without notice and for any reason or no reason, with or without cause.

6.   Remedies

     I recognize that nothing in this Agreement is intended to limit any remedy of the Company under any law concerning trade secrets. I recognize that my violation of this Agreement could cause the Company irreparable harm and agree that the Company shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement.

7.   Assignment

     I acknowledge and agree that my performance is personal hereunder, and that I shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company.

8.   Jurisdiction and Applicable Law

     This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, and the parties hereto submit to the non-exclusive jurisdiction of the Hong Kong court.

9.   Severability

     Any provision of this Agreement that is invalid or unenforceable because of any legislation or ruling of any court of competent jurisdiction shall not render the whole Agreement void but shall only be:

     (a) varied to such an extent so as to make it valid and enforceable without affecting other provisions, or

     (b) if variation is impossible, excluded from this Agreement as if it had not existed at the time of signing of this Agreement while the other provisions remain valid and subsisting.

10.  Entire Agreement

     This Agreement, along with any other agreements specifically referenced herein including the Employment Contract, is intended to be the final, complete, and exclusive statement of the terms of my employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein. To the extent that the practices, policies or procedures of the Company, now or in the future, apply to me and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. The termination of any employment or other agreement between the Company and me shall not terminate this Agreement and each and all of the terms and conditions hereof shall survive and remain in full force and effect.

11.  Amendment; Waivers

     This Agreement may be amended only a written agreement signed by me and a duly authorized representative of the Company other than me. This Agreement has been reviewed by me and the Company and shall be deemed to be the product of the parties. Failure to exercise any right under this Agreement shall not constitute a waiver of such right.

12.  Interpretation

     This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning of interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular and any gender shall include any other gender.

13.  Binding Effect

     Subject to the foregoing restrictions on assignment, this Agreement shall inure to the benefit of the Company and its affiliates, officers, directors, agents, successors and assigns; and shall be binding on me and my heirs, devisees, spouses, agents, legal representatives and successors.

     I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY NOTED ON EXHIBIT B-1 TO THIS AGREEMENT ANY PROPRIETARY INFORMATION, IDEAS, PROCESSES, INVENTIONS, TECHNOLOGY, WRITINGS, PROGRAMS, DESIGNS, FORMULAS, DISCOVERIES, PATENTS, COPYRIGHTS, OR TRADEMARKS, OR IMPROVEMENTS, RIGHTS, OR CLAIMS RELATING TO THE FOREGOING, THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT.


     Date: June 25, 2003

                                           Michael Tong
                                           -------------------------------------
                                           Employee Name


                                           /s/ Michael Tong
                                           -------------------------------------
                                           Employee Signature

                                   EXHIBIT B-1

                              EMPLOYEE'S DISCLOSURE
                              ---------------------

1. Proprietary Information. Except as set forth below, I acknowledge that at this time I know nothing about the business or Proprietary Information of Company (the "Company"), other than information I have learned from the Company in the course of being hired: _____________________________________
     ___________________________________________________________________________



2. Prior Inventions. Except as set forth below, there are no ideas, concepts, inventions, discoveries, developments, know-how, structures, designs, formulas, algorithms, methods, products, processes, systems and technologies in any stage of development that are conceived, developed or reduced to practice by me alone or with others; any patents, patents pending, copyrights, moral rights, trademarks and any other intellectual property rights therein; or any improvements, modifications, derivative works from, other rights in and claims related to any of the foregoing under the laws of any jurisdiction, that I wish to exclude from the operation of this Agreement: ______________________________________________
     ___________________________________________________________________________
     ___________________________________________________________________________
     ___________________________________________________________________________
     ___________________________________________________________________________


3. Prior Agreements. Except as set forth below, I am aware of no prior agreements between me and any other person or entity concerning proprietary information or inventions (attach copies of all agreements in your possession):

     ___________________________________________________________________________
     ___________________________________________________________________________
     ___________________________________________________________________________
     ___________________________________________________________________________

     Date: June 25, 2003

                                            Michael Tong
                                            ------------------------------------
                                            Employee Name

                                            /s/ Michael Tong
                                            ------------------------------------
                                            Employee Signature